Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

July 22, 2021

For Immediate Release

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2021

Andover, MA, July 22, 2021 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter ended June 30, 2021. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2021 totaled $95.4 million, a 34.8% increase from $70.8 million for the corresponding period a year ago, and a 7.4% sequential increase from $88.8 million in the first quarter of 2021.

Gross margin increased to $49.9 million for the second quarter of 2021, compared to $30.3 million for the corresponding period a year ago, and increased sequentially from $44.7 million for the first quarter of 2021. Gross margin, as a percentage of revenue, increased to 52.3% for the second quarter of 2021, compared to 42.8% for the corresponding period a year ago, and increased from 50.3% for the first quarter of 2021.

Net income for the second quarter was $19.4 million, or $0.43 per diluted share, compared to net income of $2.7 million or $0.06 per share, for the corresponding period a year ago and net income of $15.1 million, or $0.34 per diluted share, for the first quarter of 2021.

Cash flow from operations totaled $12.3 million for the second quarter, compared to cash flow from operations of $4.7 million for the corresponding period a year ago, and cash flow from operations of $17.8 million in the first quarter of 2021. Capital expenditures for the second quarter totaled $15.0 million, compared to $5.7 million for the corresponding period a year ago and $9.3 million for the first quarter of 2021. The sum of cash, cash equivalents, and short-term investments as of June 30, 2021 sequentially rose 3.2% to approximately $230.2 million compared to March 31, 2021.

Commenting on second quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Q2 revenues and gross margins reflected strong demand and improved manufacturing efficiencies. Vertical integration of power packaging processes and increased capacity in expanded facilities are on track for completion by Q1 ‘22, setting the stage for reduced factory cycle time, greater operational efficiency and significant margin expansion in 2022.”

Dr. Vinciarelli concluded, “Anticipating the need for even higher levels of performance in 48V power systems for AI and automotive applications, we are completing development of next generation components and processes that will enable considerably higher power density, scalability and bandwidth.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, July 22, 2021 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on July 22, 2021. Telephone participants who are unable to pre-register should dial 800-230-3019 at approximately 4:45 p.m. and use the Passcode 55293440. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 6, 2021. The replay dial-in number is 888-286-8010 and the Passcode is 18601464. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2020, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED (Unaudited)		SIX MONTHS ENDED (Unaudited)
	JUNE 30, 2021	JUNE 30, 2020	JUNE 30, 2021	JUNE 30, 2020
Net revenues	$95,376	$70,761	$184,172	$134,162
Cost of revenues	45,505	40,443	89,601	76,513

Gross margin	49,871	30,318	94,571	57,649

Operating expenses:
Selling, general and administrative	16,589	15,455	33,543	31,824
Research and development	13,273	12,830	26,299	26,165

Total operating expenses	29,862	28,285	59,842	57,989

Income (loss) from operations	20,009	2,033	34,729	(340)

Other income (expense), net	373	233	605	381

Income before income taxes	20,382	2,266	35,334	41

Less: Provision (benefit) for income taxes	999	(406)	856	(900)

Consolidated net income	19,383	2,672	34,478	941

Less: Net income (loss) attributable to noncontrolling interest	(11)	5	(8)	9

Net income attributable to Vicor Corporation	$19,394	$2,667	$34,486	$932

Net income per share attributable to Vicor Corporation:
Basic	$0.45	$0.06	$0.79	$0.02
Diluted	$0.43	$0.06	$0.77	$0.02

Shares outstanding:
Basic	43,553	41,643	43,504	41,140
Diluted	44,841	43,385	44,841	42,980

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	JUNE 30, 2021 (Unaudited)	DEC 31, 2020 (Unaudited)
Assets

Current assets:
Cash and cash equivalents	$159,763	$161,742
Short-term investments	70,469	50,166
Accounts receivable, net	55,012	40,999
Inventories, net	57,129	57,269
Other current assets	6,657	6,756

Total current assets	349,030	316,932

Long-term deferred tax assets	221	226
Long-term investment, net	2,561	2,517
Property, plant and equipment, net	92,956	74,843
Other assets	1,608	1,721

Total assets	$446,376	$396,239

Liabilities and Equity

Current liabilities:
Accounts payable	$22,081	$14,121
Accrued compensation and benefits	15,794	14,094
Accrued expenses	3,618	2,624
Sales allowances	1,919	597
Short-term lease liabilities	1,559	1,629
Income taxes payable	890	139
Short-term deferred revenue and customer prepayments	3,916	7,309

Total current liabilities	49,777	40,513

Long-term deferred revenue	573	733
Contingent consideration obligations	46	227
Long-term income taxes payable	649	643
Long-term lease liabilities	2,439	2,968

Total liabilities	53,484	45,084

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	336,832	328,943
Retained earnings	195,494	161,008
Accumulated other comprehensive loss	(813)	(204)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	392,586	350,820
Noncontrolling interest	306	335

Total equity	392,892	351,155

Total liabilities and equity	$446,376	$396,239